EXHIBIT 5

BAKER & DANIELS

300 North Meridian, Suite 2700

Indianapolis, Indiana 46204

Telephone: (317) 237-0300

Fax: (317) 237-1000

December 23, 2004

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to WellPoint, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the offer and sale of up to $250,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), under the WellPoint 2005 Comprehensive Executive Non-Qualified Retirement Plan (the “Plan”).

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations have been duly authorized by the Company and, when created and issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.

Our opinion expressed above is limited to the federal law of the United States and the law of the State of Indiana.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/  BAKER & DANIELS